GSE Reports Record First Quarter 2012 Sales

- Successful IPO Results in Significant Debt Reduction

- New Products Performing Well

HOUSTON, May 9, 2012 /PRNewswire/ -- GSE Holding, Inc. (the "Company" or "GSE") (NYSE: GSE), a leading global provider of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today reported its financial results for the Company's first quarter of 2012.

(Logo: http://photos.prnewswire.com/prnh/20120320/MM73437LOGO)

Selected highlights for the first quarter of 2012 compared to the prior year period:

  Record first quarter sales of $94.9 million, exceeding the prior year period by $6.4 million, or 7.2%
  Gross margin of 14.8%
  Adjusted EBITDA of $7.0 million
  Adjusted EPS of $(0.07) after adjusting for non-recurring costs
  Completed an Initial Public Offering (IPO) of 100% primary shares, reducing debt by $51.5 million
  Acquired significant additional production capacity in an asset purchase from a direct competitor
  Successfully launched the new "GSE Environmental" branding and website

Selected other recent updates post March 31, 2012

  Refinanced second lien debt, resulting in $1.1 million annual savings in interest expense
  Strong results from our global introduction of Leak Detection System with first project sales in the Asia Pacific region, India, and Europe
  Our proprietary coal ash system continues to gain market acceptance

Mark Arnold, President & Chief Executive Officer, stated, "We are pleased with our record first quarter performance. Volume was strong in all regions, and we continue to be optimistic about our future. We are already gaining market traction with new products introduced during our global sales and operations meetings held in March. We continue to realize accelerated growth in the mining, fracking and coal ash sectors. Several customer field test projects were constructed during the first quarter of 2012 using our new proprietary drainage system for copper and gold mining. Additionally, our sales in China during the first quarter were substantially up over last year. Also, I wish to thank the investors, employees and advisors that made our IPO a success. I am particularly grateful to our initial investors and welcome our new investors."

First Quarter Summary

Sales for the quarter increased $6.4 million, or 7.2%, to $94.9 million, compared to $88.5 million in the first quarter of 2011. An increase in selling prices contributed $6.8 million, mostly driven by increases in resin costs that were passed on to customers. Additional volume contributed $0.8 million to the Company's increase in sales for the first quarter. Sales were negatively affected $1.2 million due to changes in foreign currency exchange rates, principally the Euro.

Selling, General and Administrative (SG&A) expense for the quarter was $10.9 million compared to $9.3 million in the first quarter of 2011, an increase of $1.6 million. This increase was primarily related to the global expansion of our sales force, public company costs and increased depreciation and other costs related to our global ERP system, partially offset by lower restructuring expense and professional fees.

Adjusted EBITDA for the quarter was $7.0 million compared to $9.8 million in the same prior year period, which was positively impacted by one uniquely large and complex project. No other projects during 2011 had such an impact on quarterly earnings comparisons (see "Reconciliation of Net Loss to EBITDA and Adjusted EBITDA").

Net loss for the quarter was $(1.1) million, adjusted for non-recurring costs associated with our IPO and management fees, or $(0.07) per fully diluted share, compared to $(0.6) million, or $(0.05) per fully diluted share, in the same prior year period (see "Earnings per Share Reconciliation").

Conference Call

GSE will hold a conference call today, May 9, 2012, at 9:30 a.m. Central Time to discuss first quarter operating results. Interested parties should use the following phone numbers: Toll-free: (877) 616-4476; International: (402) 875-4763; Conference ID # 76091302. Approximately two hours after the call concludes, a replay will be available. This audio replay will be available until May 23, 2012. Interested parties should use the following replay phone numbers: Toll-free (855) 859-2056; International: (404) 537-3406; Conference ID # 76091302.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto GSE's website at http://www.gseworld.com in the Investor Relations section. A replay of the conference call will also be available for approximately 30 days following the call.

Use of Non-GAAP Financial Measures

EBITDA represents net loss before interest expense, income tax expense, depreciation and amortization of intangibles. Adjusted EBITDA represents EBITDA before loss (gain) on foreign currency transactions, restructuring expenses, extraordinary and non-recurring professional fees, stock-based compensation expense, IPO costs, loss (gain) on asset sales and management fees. Adjusted Earnings per Share represents Earnings per Share before IPO costs and IPO related interest expense, and management fees. EBITDA, Adjusted EBITDA and Adjusted Earnings per Share are "non-GAAP financial measures," as defined under the rules of the Securities and Exchange Commission (the "SEC"), and are intended as supplemental measures of the Company's performance that are not required by, or presented in accordance with, GAAP. EBITDA, Adjusted EBITDA and Adjusted Earnings per Share should not be considered as alternatives to net income, income from continuing operations, earnings per share or any other performance measure derived in accordance with GAAP. The presentation of EBITDA, Adjusted EBITDA and Adjusted Earnings per Share should not be construed to imply that future results will be unaffected by unusual or non-recurring items. Management believes these measures are meaningful to investors to enhance their understanding of the Company's financial performance. Management's calculation of these measures may not be comparable to similarly titled measures reported by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net loss, the most comparable GAAP measure, appears in the section of this press release titled "Reconciliation of Net Loss to EBITDA and Adjusted EBITDA." A reconciliation of Adjusted Earnings per Share to Earnings per Share appears in the section of this press release titled "Earnings per Share Reconciliation".

About GSE Holding, Inc.

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater, and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The company's principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills; contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers, and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the United States, Chile, Germany, Thailand and Egypt.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements give management's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The forward-looking statements are based on the Company's beliefs, assumptions and expectations of future performance, taking into account the information currently available to management. Important factors that could cause actual results to differ materially from statements included in this press release can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other documents filed with the SEC. These documents are available in the Investor Relations section of the Company's website at http://www.gseworld.com.

The Company cannot assure you that it will realize the results or developments it expects or anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way it expects. The forward-looking statements included in this press release are made only as of the date hereof. Management undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Financial Tables

GSE Holding, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$10,289	$9,076
Accounts receivable:
Trade, net of allowance for doubtful accounts of $1,904 and $1,736	84,092	80,705
Other	5,236	3,054
Inventory, net	81,948	58,109
Deferred income taxes	696	935
Prepaid expenses and other	9,459	5,741
Income taxes receivable	2,852	2,447
Total current assets	194,572	160,067
Property, plant and equipment, net of accumulated depreciation	59,823	57,270
Goodwill	58,895	58,895
Intangible assets, net	2,455	2,727
Deferred income taxes	2,779	2,519
Deferred debt issuance costs	7,289	8,387
Other assets	258	2,561
TOTAL ASSETS	$326,071	$292,426
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,903	$31,396
Accrued liabilities and other	31,217	26,264
Short-term debt	6,148	2,864
Current portion of long-term debt	2,662	2,709
Income taxes payable	1,740	964
Deferred income taxes	1,180	1,135
Total current liabilities	79,850	65,332
Other liabilities	1,083	1,124
Deferred income taxes	1,407	1,416
Long-term debt, net of current portion	155,771	192,885
Total liabilities	238,111	260,757
Commitments and Contingencies
Stockholders' equity:
Common stock, $.01 par value, 150,000,000 shares authorized, 19,338,454 and 10,809,987 shares issued and outstanding at March 31, 2012 and December 31, 2011	193	108
Additional paid-in capital	129,243	61,407
Accumulated deficit	(42,222)	(29,456)
Accumulated other comprehensive income	746	(390)
Total stockholders' equity	87,960	31,669
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$326,071	$292,426

GSE Holding, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011

Sales	$94,916	$88,462
Cost of products	80,834	74,008
Gross profit	14,082	14,454
Selling, general and administrative expenses	10,925	9,343
Non-recurring initial public offering related costs	9,655	—
Amortization of intangibles	300	394
Operating income (loss)	(6,798)	4,717
Other expenses (income):
Interest expense, net of interest income	5,747	4,841
Foreign currency transaction (gain) loss	(572)	1,290
Other income, net	(177)	(424)
Loss from continuing operations before income taxes	(11,796)	(990)
Income tax provision	649	127
Loss from continuing operations	(12,445)	(1,117)
Income (loss) from discontinued operations, net of income taxes	(321)	386
Net loss	$(12,766)	$(731)
Other comprehensive income:
Foreign currency translation adjustment	1,136	3,113
Comprehensive income (loss)	$(11,630)	$2,382

Basic and diluted net loss per common share:
Continuing operations	$(0.80)	$(0.10)
Discontinued operations	(0.02)	0.03
	$(0.82)	$(0.07)
Basic and diluted weighted-average common shares outstanding	15,496	10,810

Earnings per Share Reconciliation:

Basic and diluted net loss per common share	$(0.82)	$(0.07)
Discontinued operations	0.02	(0.03)
Non-recurring initial public offering related costs	0.62	--
Initial public offering related interest expense	0.10	--
Management fees	0.01	0.05
Adjusted Earnings per Share	$(0.07)	$(0.05)

GSE Holding, Inc.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(In thousands)

	Three Months Ended March 31,
	2012	2011

Net loss	$ (12,766)	$ (731)
(Income) loss from discontinued operations, net of income tax	321	(386)
Interest expense	5,747	4,841
Income tax expense	649	127
Depreciation and amortization expense	3,545	3,045
EBITDA	(2,504)	6,896
Foreign exchange (gain) loss	(572)	1,290
Restructuring expense	60	355
Professional fees	37	651
Stock-based compensation expense	4,306	75
IPO cash bonuses	2,293	-
IPO travel costs	56	-
Management fees	3,215	500
Other	133	8
Adjusted EBITDA	$7,024	$ 9,775

CONTACT: Cade Kohoutek, Phone: 281-230-6733, Email: ckohoutek@gseworld.com